EXHIBIT 99.1

Press Release

Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT REPORTS OUTSTANDING SECOND QUARTER RESULTS

ATLANTA, GA (August 5, 2002) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today reported financial results for the three months ended June 30, 2002.

Record Financial Results

Net revenues for the three months ended June 30, 2002 totaled $55.1 million, a 68% increase compared with $32.7 million for the three months ended June 30, 2001. Net income available to common shareholders, excluding a $0.4 million charge from consolidation of two of the company’s check processing centers, totaled $5.1 million or $0.27 per share (diluted), on 19.0 million average shares outstanding for the three months ended June 30, 2002. Net income available to common shareholders, excluding net losses generated from InterCept’s 28% ownership of Netzee, Inc., totaled $3.2 million or $0.22 per share (diluted), on 15.1 million shares outstanding for the three months ended June 30, 2001. During the second quarter of 2002, InterCept did not record any losses from its 28% ownership in Netzee, as InterCept had previously written down its equity investment in Netzee to zero. All of Netzee’s second quarter losses have been allocated to its preferred shareholder. InterCept expects to resume recording losses against its note receivable from Netzee in the third quarter. Including the consolidation charge, InterCept’s net income available to common shareholders was $4.8 million or $0.25 per share (diluted) for the three months ended June 30, 2002. Including the losses generated from

Netzee, net income available to common shareholders was $1.4 million or $0.10 per share (diluted) for the three months ended June 30, 2001.

Effective January 1, 2002, InterCept adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that an intangible asset with a definite life be amortized over its useful life and that goodwill and other intangible assets with indefinite lives not be amortized but evaluated for impairment. Thus, InterCept’s results for the first and second quarter of 2002 do not include any goodwill amortization, which had the effect of increasing diluted net income per share by approximately $0.03 and $0.06 for the three and six months ended June 30, 2002.

Second Quarter Highlights

InterCept CEO John W. Collins stated, “We are very pleased to continue the momentum established in the first quarter. Effective June 30, 2002, we finalized the acquisition of the item and remittance processing division of Affiliated Computer Services, Inc. (ACS). These assets included two item processing centers in New York, further strengthening our presence in the Northeast. We now have 27 item processing centers nationwide, giving us the leverage needed to brand our company as the technology provider of choice for financial institutions in the United States. Factors driving our growth continue to be consumer demand for convenient banking services and the need for financial institutions to be competitive in their service offerings. Throughout the remainder of 2002, we intend to continue to execute our strategic business plan and enhance our products and services to meet the demands of financial institutions for fully integrated electronic commerce products.”

Conference Call and Webcast Information

InterCept has scheduled a conference call to discuss the earnings release at 10:30 AM EDT on August 5, 2002. InterCept will also provide an online Web simulcast and rebroadcast of the call. Live broadcast of the call will be available online at:

www.intercept.net

To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An online replay of the call will be available shortly after it ends and will continue to be available through September 5, 2002.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technological and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, ATM and debit card processing, merchant processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate recent acquisitions of assets and businesses and other operations we may acquire; continue to provide enhanced and new products and services that appeal to our financial institution and merchant customers; successfully respond to competition in our industry; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that Netzee may be unable to repay our loan; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our 2001 Annual Report on Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

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